Exhibit 8.1
August 29, 2007

(212) 351-4000
Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
     Re:   Registration Statement of Charter Communications, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Charter Communications, Inc., a Delaware corporation, and Charter Communications Holding Company, LLC, a Delaware limited liability company, in connection with the Exchange Offer of Old Notes for New Notes. In connection with the filing of the Registration Statement on Form S-4 relating to the Exchange Offer (the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Exchange Offer. Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement.
     In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement, the Exchange Offer Prospectus contained in the Registration Statement, and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Registration Statement and the Exchange Offer Prospectus, and have assumed that the Exchange Offer will be consummated as described therein. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Based upon and subject to the foregoing, it is our opinion, that under currently applicable United States federal income tax law, the discussion set forth in the section entitled “Certain U.S. Federal Income Tax Consequences” in the Registration Statement, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all materials respects.
     This opinion represents our best judgment regarding the application of U.S. federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or

Charter Communications, Inc.
August 29, 2007

administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the U.S. federal income tax law. Furthermore, in the event any one of the statements, covenants, representation, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon outside of the context of the Registration Statement.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
GIBSON, DUNN & CRUTCHER LLP